Exhibit 99.1

PNM Resources Prices Common Stock and Equity Units Offering

Albuquerque: PNM Resources (NYSE:PNM) announced today it has completed the pricing of an aggregate of approximately $306 million of securities consisting of $215 million of equity units and 3.4 million shares of common stock and has granted the underwriters an option to purchase an additional $32.25 million of equity units and 510,000 shares of common stock with respect to each offering.

The common stock was priced at $26.76 per share - today's closing price of PNM Resources common stock on the New York Stock Exchange.

The equity units consist of a contract to purchase, for $50, shares of PNM Resources common stock on May 16, 2008, and a 1/20 undivided beneficial ownership interest in a $1,000 principal amount senior unsecured note of PNM Resources initially due May 16, 2010. The total distributions on the equity units will be at an annual rate of 6.75%, consisting of interest on the senior unsecured note and payments under the stock purchase contract. The stock purchase contract will require the holder to purchase a number of shares of PNM Resources common stock on May 16, 2008, based on a range of prices between $26.76 and $32.65. This range reflects today's closing price of PNM Resources common stock on the New York Stock Exchange and a 22% premium over that price. The stock purchase contract will require the pledge of the senior notes as collateral for the stock purchase obligation.

PNM Resources has agreed to acquire TNP Enterprises (TNP), a Fort Worth-based energy holding company for $1.024 billion. The company expects the net proceeds from these offerings to be used to retire high-cost TNP debt and preferred stock, to finance the completion of construction of the recently acquired Luna Energy Facility and for other general corporate purposes.

Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC are serving as joint book-running managers for the common stock offering. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are serving as joint book-running managers for the equity units offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offerings may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available, with respect to the common stock offering, from Banc of America Securities LLC, 9 West 57th Street, New York, NY; Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY; and Wachovia Capital Markets, LLC, 7 St. Paul Street, 1st Floor, Baltimore, MD, 21202. With respect to the equity units offering, Banc of America Securities LLC, 9 West 57th Street, New York, NY; J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY; and Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY.

Background
PNM Resources is an energy holding company based in Albuquerque, N.M. PNM, the principal subsidiary of PNM Resources, serves about 471,000 natural gas customers and 413,000 electric customers in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM Resources stock is traded primarily on the NYSE under the symbol PNM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this release and documents the Company files with the SEC that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies, both with respect to the Company and with respect to the proposed acquisition of TNP Enterprises, Inc. and the proposed securities offerings, are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by the forward-looking statements, PNM Resources cautions you not to place undue reliance on these statements. Many factors could cause actual results to differ, and will affect the Company's future financial condition, cash flow and operating results. These factors include the availability of cash of TNP Enterprises, Inc., risks and uncertainties relating to the receipt of regulatory approvals of the proposed acquisition of TNP Enterprises, Inc., the risks that the businesses will not be integrated successfully, the risk that the benefits of the acquisition will not be fully realized or will take longer to realize than expected, disruption from the proposed acquisition making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, conditions in the financial markets relevant to the proposed acquisition and the offerings, interest rates, weather, water supply, fuel costs, availability of fuel supplies, risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, the ability of the Company to secure long-term power sales, the risks associated with completion of the construction of Luna Energy Facility, including construction delays and unanticipated cost overruns, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings, changes in applicable accounting principles and the performance of state, regional and national economies and the Company's ability to complete the offerings in a timely manner on commercially acceptable terms. For a detailed discussion of the important factors that affect PNM Resources and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.